Exhibit 99.1

PRESS RELEASE

CVS Health Names David Joyner Head of Pharmacy Services;

Amy Bricker Becomes Chief Product Officer - Consumer

WOONSOCKET, R.I., Jan. 23, 2023 — CVS Health® (NYSE: CVS) today announced two executive appointments. David Joyner will rejoin the company as Executive Vice President and President of Pharmacy Services, while Amy Bricker has been named Executive Vice President and Chief Product Officer - Consumer.

“David and Amy are accomplished leaders with proven track records of anticipating and meeting customer and client needs,” said CVS Health President and CEO Karen S. Lynch. “David has deep experience in pharmacy benefit management that will help us deliver on our growth strategy for the business.”

Joyner will join the company on January 30 and lead the Pharmacy Services segment, which provides solutions to employers, health plans, and government businesses and serves more than 110 million members through CVS Caremark®, CVS Specialty® and other areas. He will become a member of the company's executive leadership team and report to Lynch. Joyner, a former CVS Health executive, brings more than 34 years of health care and pharmacy benefit management experience to the company.

“CVS Caremark is a pharmacy innovator, consistently delivering industry leading products and results for customers,” said Joyner. “I look forward to working alongside a talented team dedicated to improving the health care experience.”

Joyner replaces Dr. Alan Lotvin, who plans to retire in April. Dr. Lotvin has played a critical role in the growth and success of several CVS Health businesses over the course of his 10-year tenure. He has been a champion of affordable and accessible health care, previously serving as head of CVS Specialty and as Chief Transformation Officer.

Bricker will join the company in February, serving on the company's executive leadership team and reporting to Lynch in a newly created role. Bricker has nearly 20 years of diverse health care experience, most recently serving as President of Express Scripts.

“Every element of our strategy puts consumers first with a particular focus on the products and services they use to stay well,” said Lynch. “Amy’s passion and proven leadership will be invaluable assets as we continue to deliver on that strategy.”

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Bricker will focus on consumer products and innovation, leading the development of new products that support the evolving health care needs of consumers in the community, the home, and digitally.

“CVS Health has unmatched opportunities to enhance and launch consumer products that make care simpler and more affordable,” said Bricker. "I'm incredibly excited to join the company at a pivotal time in health care."

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About CVS Health

CVS Health® is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

Media contact
T.J. Crawford
212-457-0583
CrawfordT2@CVSHealth.com

Investor contact
Larry McGrath
800-201-0938
InvestorInfo@CVSHealth.com

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